Exhibit 99.1

Contacts:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc.
212/329-8431

For immediate release:

ALLOY REPORTS THIRD QUARTER FISCAL 2006 RESULTS

•	Operating Income Up 46% to a Record $9.5 Million

•	Adjusted EBITDA Up 22% to a Record $11.1 Million

•	Free Cash Flow Up 21% to a Record $9.8 Million

•	Revenue Up 1% to a Record $63.7 Million

•	Payments Attributable to Conversion of Debentures Results in Loss From Continuing Operations

New York, NY – November 30, 2006 - Alloy, Inc. (Nasdaq: ALOY), a non-traditional media and marketing services company primarily targeting the 10 to 24 year old demographic group, today posted strong growth in operating income, Adjusted EBITDA and free cash flow for the three and nine-month periods ended October 31, 2006.

Alloy completed its spinoff of dELiA*s, Inc. (“dELiA*s”) on December 19, 2005. The financial results of dELiA*s are presented in Alloy’s financial statements as discontinued operations. Effective February 1, 2006, the Company adopted SFAS 123R, “Share-Based Payment” using the modified–prospective application method. Accordingly, prior period results have not been restated.

Commenting on the third quarter financial results, Matt Diamond, Chairman and Chief Executive Officer stated, “This was a strong quarter with solid increases in Adjusted EBITDA in our Promotion and Media segments.” Mr. Diamond added, “We have made significant strides in delivering on our commitment to effect a conversion of our convertible debentures, with 82% of the issuance being converted through the end of the quarter. For 2007 and beyond, we are aggressively pursuing opportunities to continue to deliver year over year top and bottom line growth, as evidenced by our recent acquisition of the operations of an on campus marketing competitor and our recently announced strategic partnership with Mac-Gray Corporation to extend our out-of-home display board network to laundry rooms in over 550 college campuses.”

Results for the Third Quarter Ended October 31, 2006

Revenue in the third quarter of fiscal 2006 increased 1% to a record $63.7 million from $62.8 million in the third quarter of fiscal 2005, driven by growth in our Promotion and Media segments, partially offset by lower Placement segment revenue. Revenue in the third quarter of 2005 benefited from a mall-marketing program that was not renewed in 2006. Excluding the effect of the non-renewal of the mall-marketing program, revenue would have increased approximately 4%.

Adjusted EBITDA for the third quarter of fiscal 2006, defined as operating income plus depreciation and amortization, special charges and non-cash stock-based compensation expense was $11.1 million compared with $9.1 million for the same period of fiscal 2005, an increase of $2.0 million, or 22%. Stock-based compensation includes the expense attributable to both stock option and restricted share grants.

Free cash flow, defined as net income (loss) from continuing operations plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures, in the third quarter of fiscal 2006 was approximately $9.8 million, or $0.77 per share, compared with $8.1 million, or $0.69 per share, in the third quarter of fiscal 2005, an increase of $1.7 million, or 21%. Weighted average shares used in the computation of earnings per share increased approximately 9% due to the conversion of convertible debentures to common stock.

Operating income increased approximately $3.0 million, or 46%, to $9.5 million in the third quarter of fiscal 2006 from $6.5 million in the third quarter of fiscal 2005 as a result of lower depreciation and amortization and special charges, partially offset by higher stock-based compensation expense.

In the third quarter of 2006, holders of approximately $56.6 million of our convertible debentures converted their holdings under the terms of the Indenture into shares of Alloy and dELiA*s common stock. The Company also paid holders varying cash premiums for agreeing to convert their holdings. As a result, the Company recorded a $15.8 million expense in the quarter that was comprised of the cash premium paid to the holders, costs of the transactions and the write-off of the unamortized balance of deferred debt issuance costs. The conversions reduced our outstanding debt to $12.7 million from $69.3 million and also has the effect of reducing our future annual interest expense by $3 million.

Loss from continuing operations increased $12.6 million to $7.1 million, or $0.55 per share, in the third quarter of fiscal 2006 from income from continuing operations of $5.6 million, or $0.47 per diluted share, in the third quarter of fiscal 2005 due principally to debt conversion expenses, partially offset by improved operating income and higher net interest income. On a per share basis, loss from continuing operations increased $1.02.

Net loss attributable to common stockholders increased $14.3 million to $7.1 million, or $0.55 per share, in the third quarter of fiscal 2006 from net income of $7.2 million, or $0.62 per diluted share, in the comparable period of fiscal 2005.

Results for the Nine Months Ended October 31, 2006

Revenue for the nine-month period ended October 31, 2006 increased 2% to $155.2 million from $152.1 million in the comparable period of fiscal 2005. Increases in Media and Promotion segment revenue were partially offset by a decrease in Placement segment revenue. Revenue in the nine-month period ended October 31, 2005 benefited from a mall marketing sponsorship program and royalties associated with the release of The Sisterhood of the Traveling Pants movie. Excluding the effect of these items, revenue would have increased approximately 6%.

Adjusted EBITDA for the nine-month period ended October 31, 2006 increased $1.7 million, or 12%, to $16.0 million from $14.2 million in the comparable fiscal 2005 period. The benefit from the release of The Sisterhood of the Traveling Pants movie and the mall marketing program, if excluded from the nine-month period ended July 31, 2005, would have resulted in an increase in Adjusted EBITDA in the 2006 period of approximately 23%.

Free cash flow in the nine-month period ended October 31, 2006 was approximately $12.8 million, or $1.06 per share, compared with $11.1 million, or $0.98 per diluted share in the nine-month period ended October 31, 2005. The increase in free cash flow per share is attributable to higher free cash flow, partially offset by a 7% increase in weighted average shares in the 2006 period due principally to the conversion of convertible debentures and redeemable convertible preferred stock. In June 2005, all of our outstanding shares of Series B Redeemable Convertible Preferred Stock were converted into shares of common stock.

Operating income increased approximately $3.5 million, or 45%, to $11.3 million in the nine-month period of 2006 from $7.8 million in the nine-month period of 2005. Lower depreciation and amortization and special charges were partially offset by higher stock-based compensation expense.

Loss from continuing operations increased $11.6 million to $6.6 million ($0.54 per share) in the nine-month period ended October 31, 2006 from income from continuing operations of $5.0 million ($0.44 per diluted share) in the nine-month period ended October 31, 2005.

Net loss attributable to common stockholders decreased $5.8 million to $6.6 million ($0.54 per share) in the nine-month period ended October 31, 2006 from $12.3 million ($1.09 per diluted share) in the 2005 period.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income for the three-month periods ended October 31, 2006 and 2005:

(In thousands)

	Three Months Ended Oct 31,		Change
	2006	2005	$	%
Revenue
Promotion	$30,374	$25,923	$4,451	17%
Media	16,273	15,966	307	2%
Placement	17,032	20,929	(3,897)	-19%

Total Revenue	$63,679	$62,818	$861	1%

Adjusted EBITDA
Promotion	$4,951	$3,450	$1,501	43%
Media	5,060	4,467	593	13%
Placement	2,801	3,079	(278)	-9%
Corporate	(1,738)	(1,948)	210	11%

Total Adjusted EBITDA	$11,074	$9,048	$2,026	22%

Operating Income (Loss)*
Promotion	$4,613	$3,203	$1,410	44%
Media	4,343	3,999	344	9%
Placement	2,747	3,077	(330)	-11%
Corporate	(2,247)	(3,811)	1,564	41%

Total Operating Income	$9,456	$6,468	$2,988	46%

*	From continuing operations

Promotion revenue increased 17% to $30.4 million from $25.9 million in the prior year third fiscal quarter primarily due to increased on campus marketing sales and promotion activity partially offset by a reduction in mall marketing revenue. Adjusted EBITDA increased 43% primarily due to higher profitability of promotional and on campus marketing activities, partially offset by the termination of a mall marketing sponsorship program. Operating income increased $1.4 million as a result of higher adjusted EBITDA and lower depreciation and amortization, partially offset by higher stock-based compensation expense.

Media revenue increased 2% to $16.3 million from $16.0 million in last year’s third fiscal quarter primarily as a result of strong sales performance in the out-of-home and interactive businesses, partially offset by lower foreign royalties in our entertainment business. Adjusted EBITDA increased 13% driven by higher revenue, partially offset by lower royalties. Operating income rose 9% to $4.3 million from $4.0 million as a result of higher Adjusted EBITDA and lower depreciation and amortization, partially offset by higher stock-based compensation expense.

Placement revenue decreased 19% to $17.0 million from $20.9 million in the third quarter of fiscal 2005 principally as a result of lower multicultural and military newspaper revenue. Adjusted EBITDA decreased 9% as a result of lower revenue, partially offset by a reduction in operating costs in our newspaper business. Operating income decreased 11% due to the reduction in Adjusted EBITDA, partially offset by lower depreciation and amortization.

Corporate Adjusted EBITDA increased 11% to $(1.7) million from $(1.9) million in last year’s third quarter due principally to lower insurance and legal costs. Operating loss decreased 41% principally as a result of lower special charges and higher Adjusted EBITDA, partially offset by higher stock-based compensation expense.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income for the nine-month periods ended October 31, 2006 and 2005:

(In thousands)

	Nine Months Ended Oct 31,		Change
	2006	2005	$	%
Revenue
Promotion	$73,745	$70,402	$3,343	5%
Media	40,497	35,369	5,128	15%
Placement	41,005	46,342	(5,337)	-12%

Total Revenue	$155,247	$152,113	$3,134	2%

Adjusted EBITDA
Promotion	$7,549	$7,946	$(397)	-5%
Media	9,628	7,751	1,877	24%
Placement	4,899	4,836	63	1%
Corporate	(6,094)	(6,291)	197	3%

Total Adjusted EBITDA	$15,982	$14,242	$1,740	12%

Operating Income (Loss)*
Promotion	$6,614	$6,982	$(368)	-5%
Media	7,556	5,850	1,706	29%
Placement	4,782	4,370	412	9%
Corporate	(7,618)	(9,384)	1,766	19%

Total Operating Income	$11,334	$7,818	$3,516	45%

*	From continuing operations.

Promotion revenue increased 5% to $73.7 million in the nine-month period ended October 31, 2006 from $70.4 million in the prior year primarily due to increased on campus marketing sales and promotion activity, partially offset by a reduction in mall marketing revenue. Adjusted EBITDA decreased 5% primarily due to lower sales in our spring break promotion and the termination of a mall marketing sponsorship program, partially offset by higher on campus marketing profitability. Operating income decreased $0.4 million as a result of stock-based compensation expense and lower Adjusted EBITDA, partially offset by lower depreciation and amortization.

Media revenue increased 15% to $40.5 million in the nine-month period ended October 31, 2006 from $35.4 million in last year’s comparable period primarily as a result of strong sales performance in our out-of-home and interactive businesses, partially offset by lower royalties in our entertainment business as a result of higher royalties in the 2005 period associated with the non-recurring release of The Sisterhood of the Traveling Pants movie. Adjusted EBITDA increased 24% driven by higher revenue, partially offset by lower royalties. Operating income rose 29% to $7.6 million from $5.9 million as a result of higher Adjusted EBITDA and lower depreciation and amortization, partially offset by higher stock-based compensation expense.

Placement revenue decreased 12% to $41.0 million in the nine-month period ended October 31, 2006 from $46.3 million in the comparable nine-month period of fiscal 2005 principally as a result of lower multicultural and military newspaper revenue. Adjusted EBITDA increased 1% as a result of a reduction in operating costs in our newspaper business. Operating income increased 9% due to the adjusted EBITDA improvement and lower depreciation and amortization.

Corporate Adjusted EBITDA was $(6.1) million in the nine-month period ended October 31, 2006 compared with $(6.3) million in the same period of 2005. Operating loss decreased 19% principally as a result of lower special charges, partially offset by higher stock-based compensation expense.

Fiscal 2006 Outlook

For its full fiscal year ending January 31, 2007, the Company expects its Adjusted EBITDA to increase single digit percentages from fiscal 2005’s Adjusted EBITDA.

About Alloy

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a widely recognized pioneer in nontraditional marketing. Working with AM+M, marketers reach consumers through a host of programs incorporating Alloy’s diverse array of media and marketing assets and expertise in direct mail, college and high school media, interactive, display media, college guides, promotional and social network marketing. For further information regarding Alloy, please visit our corporate website at (www.alloymarketing.com).

Forward-Looking Statements

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2006, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; In millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and nine-month periods ended October 31, 2006 and 2005. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statement of Operations: income (loss) from discontinued operations, income taxes, other items, interest income, debt conversion expense, interest expense, special charges, depreciation and amortization and stock-based compensation expense.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation from, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA by segment to operating income (loss).

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Net Income (Loss)	$(7.1)	$7.2	$(6.6)	$(11.8)
Plus (Minus):
Loss from Discontinued Operations	—	(1.7)	—	16.7
Income Taxes	0.4	0.1	0.5	0.2
Interest Income	(0.5)	(0.3)	(1.3)	(0.6)
Interest Expense	0.8	1.1	2.9	3.2
Debt Conversion Expense	15.8	—	15.8	—
Special Charges	—	1.5	0.1	2.2
Depreciation and Amortization	0.8	1.0	2.5	4.1
Stock-based Compensation	0.9	0.1	2.1	0.2

Adjusted EBITDA	$11.1	$9.0	$16.0	$14.2

Three Months Ended October 31, 2006

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$4.9	$(0.2)	$(0.2)	—	$4.6
Media	5.1	(0.4)	(0.3)	—	4.4
Placement	2.8	—	—	—	2.7
Corporate	(1.7)	(0.2)	(0.4)	—	(2.2)

Total	$11.1	$(0.8)	$(0.9)	—	$9.5

Three Months Ended October 31, 2005

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$3.4	$(0.2)	—	—	$3.2
Media	4.5	(0.5)	—	—	4.0
Placement	3.1	—	—	—	3.1
Corporate	(2.0)	(0.3)	$(0.1)	$(1.5)	(3.8)

Total	$9.0	$(1.0)	$(0.1)	$(1.5)	$6.5

Nine Months Ended October 31, 2006

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$7.6	$(0.6)	$(0.4)	—	$6.6
Media	9.6	(1.3)	(0.8)	—	7.5
Placement	4.9	—	(0.1)	—	4.8
Corporate	(6.1)	(0.6)	(0.8)	$(0.1)	(7.6)

Total	$16.0	$(2.5)	$(2.1)	$(0.1)	$11.3

Nine Months Ended October 31, 2005

	Adjusted EBITDA	Depreciation and Amortization	Stock-based Compensation	Special Charges	Operating Income (loss)
Promotion	$7.9	$(1.0)	—	—	$7.0
Media	7.8	(1.9)	—	—	5.8
Placement	4.8	(0.4)	—	—	4.4
Corporate	(6.3)	(0.8)	$(0.3)	$(2.1)	(9.4)

Total	$14.2	$(4.1)	$(0.3)	$(2.1)	$7.8

B. Free Cash Flow

Free cash flow is defined by the Company as net income (loss) from continuing operations plus depreciation and amortization, special charges, stock-based compensation, debt conversion expense and amortization of deferred financing costs less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the diluted weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, deferred taxes, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions, which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

	Three Months Ended October 31,		Nine Months Ended October 31,
(In millions, except per share amounts)	2006	2005	2006	2005
Net cash provided by (used in) operating activities	$1.4	$7.8	$13.4	$(3.6)
Plus (Minus)
Net cash provided by (used in) operating activities attributable to discontinued operations	—	(2.3)	—	7.8
Changes in operating assets and liabilities	9.2	1.3	0.8	5.5
Spinoff costs included in Special Charges	—	1.5	0.1	2.1
Capital expenditures	(0.8)	(0.2)	(1.5)	(0.7)

Free Cash Flow	$9.8	$8.1	$12.8	$11.1

Diluted Weighted Average Shares Outstanding	12.7	11.7	12.1	11.3

Free Cash Flow per Share	$0.77	$0.69	$1.06	$0.98

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	October 31, 2006	January 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,293	$39,631
Marketable securities	21,080	1,200
Accounts receivable, net of allowance for doubtful accounts of $2,191 and $1,690, respectively	46,869	42,483
Other current assets	7,390	7,851

Total current assets	83,632	91,165
Fixed assets	4,008	4,072
Goodwill	118,453	114,728
Intangible assets	8,683	7,006
Other assets	373	2,517

Total assets	$215,149	$219,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,287	$9,345
Amounts payable to dELiA*s	1,432	8,244
Deferred revenue	11,964	10,552
Accrued expenses and other current liabilities	17,927	15,972

Total current liabilities	40,610	44,113
Senior convertible debentures	12,667	69,300
Other long-term liabilities	867	891

Total liabilities	54,144	114,304

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding, 14,344 and 11,874, respectively	144	119
Additional paid-in capital	426,106	363,689
Accumulated deficit	(261,033)	(254,459)

	165,217	109,349
Less treasury stock, at cost; 197 and 194 shares, respectively	(4,212)	(4,165)

Total stockholders’ equity	161,005	105,184

Total liabilities and stockholders’ equity	$215,149	$219,488

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue	$63,679	$62,818	$155,247	$152,113

Expenses:
Operating	49,600	50,346	129,847	127,165
General and administrative	3,852	3,508	11,470	10,929
Depreciation and amortization	771	958	2,469	4,048
Special charges	—	1,538	127	2,153

Total expenses	54,223	56,350	143,913	144,295

Operating income	9,456	6,468	11,334	7,818

Interest expense	(751)	(1,060)	(2,874)	(3,182)
Debt conversion expense	(15,835)	—	(15,835)	—
Interest income and other	446	285	1,276	547

Income (loss) from continuing operations before income taxes	(6,684)	5,693	(6,099)	5,183

Income taxes	(375)	(137)	(475)	(203)

Income (loss) from continuing operations	(7,059)	5,556	(6,574)	4,980

Net income (loss) from discontinued operations	—	1,675	—	(16,703)

Net income (loss)	(7,059)	7,231	(6,574)	(11,723)

Dividends on redeemable convertible preferred stock	—	—	—	(620)

Net income (loss) attributable to common stockholders	$(7,059)	$7,231	$(6,574)	$(12,343)

Income (loss) per basic share:
Continuing operations	$(0.55)	$0.48	$(0.54)	$0.45

Discontinued operations	—	$0.14	—	$(1.50)

Attributable to common stockholders	$(0.55)	$0.62	$(0.54)	$(1.11)

Income (loss) per diluted share:
Continuing operations	$(0.55)	$0.47	$(0.54)	$0.44

Discontinued operations	—	$0.14	—	$(1.48)

Attributable to common stockholders	$(0.55)	$0.62	$(0.54)	$(1.09)

Weighted average shares outstanding:
Basic	12,731	11,589	12,079	11,165

Diluted	12,731	11,717	12,079	11,312